Exhibit 99.1
FOR IMMEDIATE RELEASE

Investment Technology Group
Releases

July 2007 U.S. Trading Statistics

NEW YORK, NY, August 8, 2007—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that July 2007 U.S. trading volume was 3.8 billion shares and average daily volume (ADV) was 181 million shares.  This compares to 3.0 billion shares and ADV of 152 million shares in July 2006 and 4.1 billion shares and ADV of 197 million shares in June 2007.

There were 21 trading days in July 2007, compared to 20 trading days in July 2006 and 21 trading days in June 2007.

“July volumes held up well despite a volatile environment,” said Howard Naphtali, Chief Financial Officer at ITG. “Notably, our POSIT suite of crossing products had a record day on August 2nd with 139 million shares traded.”

Monthly volume statistics reflect commission-generating U.S. volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

July:	21	3,795,685,525	180,746,930

Year-to-Date:	145	27,525,564,722	189,831,481

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release June contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:
Alicia Curran
(212) 444-6130